Exhibit No. 24


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statements on Form S-8 dated April 14, 1989, as amended on December 24, 1991 and July 25, 1990, pertaining to the 1988 Stock Option and Restricted Stock Option Plan; Form S-8 dated April 17, 1988 pertaining to the Employee Stock Purchase Plan, as amended on December 24, 1991; Form S-8 dated August 15, 1988 pertaining to the Deferred Compensation and Profit Sharing Plan of Harding Associates, Inc., of our report dated July 20, 1995, with respect to the consolidated financial statements of Harding Associates, Inc., included in the Annual Report on the Form 10-K for the year ended May 31, 1995.



San Francisco, California
August 23, 1995


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